Exhibit 10.10

***Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to SharpLink Gaming, Inc. if publicly disclosed. Such omitted information is indicated by brackets “[***]”) in this exhibit***

ETH SALE AND PURCHASE AGREEMENT

This ETH Sale and Purchase Agreement (the “Agreement”) is entered into on 7 July 2025 by and between:

1.	Ethereum Foundation, incorporated and registered in Zug as a Stiftung with company number [***], whose registered office is at [***] (the “Seller”); and

2.	Sharplink Gaming, Inc., a Delaware company, at 333 Washington Ave, N. Suite 104, Minneapolis, Minnesota 55401 (the “Purchaser”);

(each a “Party” and together the “Parties”).

BACKGROUND

The Seller wishes to sell, on the terms and subject to the conditions of this Agreement, 10,000 ETH on Ethereum mainnet (the “Tokens”), to the Purchaser, and the Purchaser wishes to purchase, on the terms and subject to the conditions of this Agreement, the Tokens from the Seller for the Purchase Price (defined below).

In consideration of the premises and the mutual covenants and the terms herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	SALE & PURCHASE

1.1. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells, transfers, and delivers to the Purchaser, and the Purchaser hereby purchases, acquires, and accepts all of the Seller’s right, title, and interest in or to, the Tokens in consideration for a cash purchase price (the “Purchase Price”) in United States dollars equivalent to the TWAP Price (defined below) multiplied by 10,000.

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1.2. The Parties agree that the Time-Weighted Average Price (“TWAP Price”) shall be determined as follows:

Item	Specifics
Data Source	ETH/USD price data, with hourly granularity, obtained from the following publicly accessible HTTP endpoint: [***]

If the above Data Source is unavailable or returns fewer than 90% of expected data points, the Parties shall substitute the following API: [***]

Observation Window	Twenty-four (24) consecutive hours beginning 00:00 UTC on the calendar day immediately following the date on which the second Party signs this Agreement.

Computation	The arithmetic mean of all ETH/USD hourly closing prices returned by the Data Source for the full Observation Window.

Publication

The Seller shall publish to the Purchaser the raw data set and the resulting TWAP Price within twenty-four (24) hours after the Observation Window ends.

The TWAP Price so published shall, absent manifest error, be final and binding on the Parties.

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2.	PAYMENT & TRANSFER

2.1. Within forty-eight (48) hours of the publication of the TWAP Price under Clause 1.2 above (the “Payment Window”), the Purchaser shall remit to the Seller the Purchase Price by bank wire in immediately available funds to the Seller’s bank account set forth in Schedule I below.

2.2. Within forty-eight (48) hours after the Seller confirms receipt of the full Purchase Price (the “Token Transfer Window”), the Seller shall initiate the Ethereum mainnet transaction(s) to transfer the Tokens to the Purchaser’s Ethereum mainnet address at [***].

2.3. The Tokens shall be deemed irrevocably delivered, and all right, title, and interest in or to the Tokens shall be deemed passed, to the Purchaser upon the first block confirmation of the transfer transaction(s) on Ethereum mainnet.

2.4. If the Purchaser fails to remit the Purchase Price to the Seller within the Payment Window, the Seller may terminate this Agreement with immediate effect.

2.5. If the Seller fails to initiate the Ethereum mainnet transaction(s) to transfer the Tokens within the Token Transfer Window, the Purchaser may terminate this Agreement with immediate effect and the Seller shall promptly return the Purchase Price.

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3.	REPRESENTATIONS & WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the time the Tokens are transferred, that:

(a)	Seller is a legal entity duly organised, validly existing, and in good standing under the laws of its jurisdiction of formation and has full power and authority to own its property and to carry on its business as currently conducted;

(b)	The execution, delivery, and performance of this Agreement have been duly authorised by all necessary corporate or foundation action of Seller. This Agreement has been duly executed by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms;

(c)	Seller is the sole legal and beneficial owner of the Tokens, free and clear of all mortgages, liens, pledges, security interests, options, encumbrances, claims or restrictions of any kind; and

(d)	Seller, its directors, and/or officers are not: (i) listed on, or owned or controlled by a person listed on, any sanctions list administered or enforced by Switzerland, the US, the EU or the UK; nor (ii) located, organised, or resident in a comprehensively sanctioned country.

4.	REPRESENTATIONS & WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller, as of the date of this Agreement and as of the time the Tokens are transferred, that:

(a)	Purchaser is a legal entity duly organised, validly existing, and in good standing under the laws of its jurisdiction of formation and has full power and authority to own its property and to carry on its business as currently conducted;

(b)	The execution, delivery, and performance of this Agreement have been duly authorised by all necessary corporate action of Purchaser. This Agreement has been duly executed by Purchaser and constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms;

(c)	Purchaser has, and at all relevant times will have, sufficient immediately available funds to pay the Purchase Price. Purchaser is not insolvent and no insolvency proceedings have been commenced or threatened against it;

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(d)	The monies used to pay the Purchase Price are derived from lawful activities. Purchaser, its directors, officers, and/or ultimate beneficial owners comply with all applicable anti-money-laundering, anti-corruption, and sanctions laws and are not: (i) listed on, or owned or controlled by a person listed on, any sanctions list administered or enforced by Switzerland, the US, the EU or the UK; nor (ii) located, organised, or resident in a comprehensively sanctioned country; and

(e)	Purchaser is acquiring the Tokens for its own account and not as broker, dealer, or agent for any third party, and will not resell or distribute the Tokens in violation of any applicable law.

5.	INDEMNITY, LIMITATIONS OF LIABILITY

5.1. The Purchaser shall indemnify, defend, and hold harmless the Seller and its directors, officers, employees, and agents from and against all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) any breach by Purchaser of its representations, warranties, or covenants in this Agreement; and/or (b) any violation by Purchaser of any applicable anti-money-laundering, anti-corruption, and sanctions laws.

5.2. Except in cases of fraud or wilful misconduct, neither Party shall be liable to the other for any indirect, special, incidental, exemplary or consequential damages, whether based in contract, tort, negligence, strict liability, or otherwise, and in any event the Seller’s total aggregate liability arising under and/or in connection with this Agreement shall not exceed the Purchase Price actually received by Seller.

6.	GENERAL PROVISIONS

6.1. Each Party shall bear its own costs and expenses (including legal, accounting, and advisory fees) incurred in connection with negotiating and executing this Agreement.

6.2. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, or representations.

6.3. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. A waiver of any breach shall not be deemed a waiver of any other or subsequent breach.

6.4. The Purchaser may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Seller.

6.5. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, and the invalid provision shall be replaced by a valid provision that most closely reflects the Parties’ original intent.

6.6. All notices or other communications permitted or required to be served under this Agreement shall be in writing and delivered by email to the following addresses:

If to the Seller:

ETHEREUM FOUNDATION

[***]

If to the Purchaser:

Sharplink Gaming, Inc.

333 Washington Ave, N. Suite 104

Minneapolis, MN 55401

Email address:

Attn: Chief Financial Officer

6.7. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument.

6.8. This Agreement shall be governed in all respects, including as to validity, interpretation, and effect, according to the material laws of the State of Delaware, United States of America, without regard to conflict of law rules. Each of the parties to this Service Agreement irrevocably agrees that the ordinary courts of Delaware shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of and/or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date last written below.

ETHEREUM FOUNDATION

/s/ Hsiao-Wei Wang

Name: Hsiao-Wei Wang

Title: Co-Executive Director

Date: 7 July 2025

For and on behalf of the Seller

SHARPLINK GAMING, INC.

/s/ Rob Phythian

Name: Rob Phythian

Title: CEO

Date: 7 July 2025

For and on behalf of the Purchaser

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